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                                                                    EXHIBIT 10.3

              INFORMATION TECHNOLOGY TRANSITION SERVICES AGREEMENT

         THIS INFORMATION TECHNOLOGY TRANSITION SERVICES AGREEMENT (this "Agreement") dated as of January 26, 2001, is made by and between Ayrshire Electronics LLC, a Kentucky limited liability company ("Buyer"), and Baldwin Piano & Organ Company, a Delaware corporation ("Baldwin").

                                    RECITALS

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Buyer is purchasing substantially all of the business assets of Baldwin's contract electronics division located in Fayetteville, Arkansas, (the" Contract Electronics Business"), pursuant to that certain Asset Purchase Agreement of even date herewith (the "Purchase Agreement") by and between Baldwin and Buyer.

         WHEREAS, for a limited period of time after the Closing of the Purchase Agreement Buyer would like Baldwin to continue to provide certain information technology services on behalf of Buyer in connection with its operation of the Contract Electronics Business.

         WHEREAS, Baldwin is willing to provide such information technology services for the benefit of Buyer pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

         1. GENERAL. All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Purchase Agreement. Whenever this Agreement requires the parties to take any action, such requirements shall be deemed to include an undertaking on the part of such party to cause any Subsidiary or successor thereof to take such action.

         2. ACCESS RIGHTS. During the term of this Agreement, Buyer shall be entitled to have access to and use the following computer hardware, software and data in a manner substantially similar to the manner in which Baldwin accessed and used such items to operate the Contract Electronics Business prior to the
Closing:

                  A. Baldwin's AS/400 computer (the "AS/400"), located at Baldwin's corporate headquarters in Mason, Ohio, via the associated data communication line and equipment for the limited purpose of storing, retrieving and processing data related to the Contract Electronics Business and to use certain software as more fully described in this Agreement.

                  B. The Computer Associates, Inc. PRMS Business Software Suite (Version



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8.4) as currently maintained on the AS/400 (the "Business Software"); provided, however, that Buyer enters into a Term License Agreement with Computer Associates, Inc. permitting such use of the Business Software. Such Business Software includes the following modules or functions: Financials, Material Management, Manufacturing, Accounts Receivable, Accounts Payable, General Ledger, and Sales and Order Entry and the fees associated with the Business Software shall be paid by Baldwin.

                  C. Baldwin will continue to use the Cyborg Payroll and Human Resource Software (version 3.0) on the AS 400 to process data and information in connection with the employees of the Contract Electronics Business.

                  D. Baldwin's Custom Application written in RPG/400 language.

         3. ADDITIONAL SERVICES. During the term of this Agreement, Baldwin agrees to provide the following related services in connection with the AS/400 and Business Software:

                  A. Routine programming, support and maintenance of the AS/400 and the Business Software in a manner substantially similar to the manner in which Baldwin performed such services to operate the Contract Electronics Business prior to the Closing.

                  B. Disaster recovery services in the event of a failure of or damage to the AS/400 and/or data maintained thereon.

                  C. On a time and materials basis, Baldwin will help train Buyer personnel and provide programming and other conversion services to facilitate the ultimate transition of the Business Software and related data to a computer owned or leased by Buyer. Baldwin agrees to provide such programming services at a $60/hour rate.

         4. FEES. In exchange for the access rights in Section 2 and the Additional Services in Section 3 A & B, Buyer will pay Baldwin a monthly fee of $22,500. Such monthly fee shall be payable in advance on or before the first day of each calendar month hereunder. Within 30 days after receipt of an invoice from Baldwin, Buyer shall reimburse Baldwin for its costs and services provided under Section 3 C above and for any other travel or other out-of-pocket expenses incurred by Baldwin in connection with providing such transition services.

         5. CONFIDENTIALITY AND SECURITY. Baldwin intends to put certain controls in place so that Buyer's access to the AS/400 will be limited to only the data and software as authorized under this Agreement. Baldwin anticipates that such security features will be in place on or about January 31, 2001. Until such time as such security restrictions are in place, and continuing thereafter, Buyer will not process certain transactions currently performed by Baldwin's corporate shared services nor disclose any Baldwin information or software products not otherwise explicitly authorized under this Agreement. Buyer's obligations under this Section shall survive the termination of this Agreement.

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         6. EXCLUSIONS.

                  A. As more fully described in the Purchase Agreement, Buyer is purchasing and/or assuming the following items located at the Fayetteville, Arkansas, location: (i) LAN and work stations; (ii) PBX and voice mail; (iii) Microsoft Office application software; and (iv) Files and data associated with Internet/E-mail/Web page for the Contract Electronics Business. After the Closing, Buyer will at all times be solely responsible for the support and maintenance of such items.

                  B. Until such time that Baldwin is able to establish the security features described in Section 5 above, Baldwin will support and maintain the accounts receivable (collections and cash posting), accounts payable (check processing and account reconciliation) and general ledger (reconciliation and reporting) data and functions associated with Buyer's operation of the Contract Electronics Business. After such time, however, Buyer will be responsible for supporting and maintaining its own data and operations with respect to such business functions. Baldwin will provide Buyer with a one time training session for its employees at Baldwin's headquarters at no additional cost so that Buyer will be able to provide and maintain such business functions.

                  C. Baldwin will forward to Buyer via wire transfer in same day funds the proceeds of any accounts receivable of Buyer that are received by Baldwin, on the day such funds become available to Baldwin. Buyer shall forward to Baldwin via wire transfer in same day funds the amount of accounts payable that are paid by Baldwin on behalf of and approved by Buyer for that given day. All payments by Buyer to Baldwin shall be made to account number 502-520-54 in the name of General Electric Capital Corporation at Bankers Trust Company in New York, New York or at such other account as General Electric Capital Corporation (or a successor lender to Baldwin) shall specify.

         7. TERM AND TERMINATION.

                  A. This Agreement shall commence upon the date first written above and continue until July 31, 2002.

                  B. Buyer may terminate this Agreement at any time after July 31, 2001 upon thirty (30) days prior written notice to Baldwin. In addition, either party may terminate this Agreement in the event that the other party commits a material breach of this Agreement and such breach is not completely cured within seven (7) days after receiving written notice of such breach from the non-breaching party.

         8. INDEMNIFICATION AND LIMITATIONS OF LIABILITY.

                  A. Baldwin shall release, indemnify, defend and hold harmless Buyer against any claims, attorneys fees, costs, liability or damages arising in connection with any failure of Baldwin to perform its duties and responsibilities pursuant to the terms of this Agreement.


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                  B. Buyer shall release, indemnify, defend and hold harmless
Baldwin against any claims, attorneys fees, costs, liability or damages arising in connection with any failure of Buyer to perform its duties and responsibilities pursuant to the terms of this Agreement.

         9. FORCE MAJEURE. Failure of Baldwin to perform any of the provisions of this Agreement by reason of any of the following shall not constitute an event of default or breach of this Agreement: strikes, picket lines, boycotts, fires, floods, freezes, accidents, war (whether or not declared), revolution, riots, insurrections or other civil disturbance, acts of God, or other causes which are beyond the control of Baldwin.

         10. INDEPENDENT CONTRACTOR STATUS. Baldwin shall always be deemed to be an independent contractor and not an employee, joint venture, single or joint employer, partner or agent of or with Buyer and shall not hold itself out as anything other than an independent contractor of Buyer and the employer of the Contract Employees. Baldwin may not, without the prior written approval of Buyer, assign, transfer or convey any of its rights, duties and obligations or commitments under this Agreement.

         11. NOTICES. Any notice required to be given under this Agreement shall be deemed given upon deposit in the United States mail by registered or certified mail, postage prepaid and return receipt requested, or by national overnight courier, sent to the following address:

                           "Buyer"

                           Ayrshire Electronics LLC
                           200 Cabel Street
                           Louisville, Kentucky  40206
                           Attention:  W. Brian Porter

                           "Baldwin"

                           Baldwin Piano & Organ Company
                           4680 Parkway Drive
                           Suite 200
                           Mason, OH  45040
                           Attn:  Jerri B. Hall

         12. GOVERNING LAW. The rights and obligations of the parties and the validity, construction, and interpretation of this Agreement shall be governed in all respects by the laws of the State of Ohio.

         13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and if any particular provision is determined to be invalid or unenforceable, the remainder of this Agreement shall be interpreted and construed as if such provision were omitted.



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         14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, negotiations or understandings. This Agreement may not be amended except by written agreement among each of the parties.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                      BALDWIN PIANO & ORGAN COMPANY

                                      By: /s/ DUANE D. KIMBLE, JR.
                                          ------------------------

                                      Title: EVP, CFO
                                             --------

                                      AYRSHIRE ELECTRONICS LLC

                                      By:  CDR Manufacturing, Inc., sole member

                                      By: /s/ MILO D. BRYANT
                                          ------------------

                                      Title: Chairman, CEO
                                             -------------

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